LOCAL BOUNTI CORPORATION
DIRECTOR COMPENSATION POLICY
AMENDED AND RESTATED: MARCH 17, 2023
Each member of the Board of Directors (the “Board”) of Local Bounti Corporation (the “Company”) who is not an employee of the Company (each such member, an “Outside Director”) will receive the compensation described in this Director Compensation Policy (the “Director Compensation Policy”), as amended, for their Board service to the Company.
The Director Compensation Policy was originally adopted effective as of January 12, 2022 (the “Effective Date”). The Director Compensation Policy may be amended at any time in the sole discretion of the Board.
Annual Cash Compensation
Each Outside Director will receive the cash compensation set forth below for service on the Board.  The annual cash compensation amounts will be payable in arrears, in equal quarterly installments following the end of each fiscal quarter of the Company in which the service occurred. Any amount payable for a partial quarter of service will be pro-rated by multiplying such amount by a fraction, the numerator of which will be the number of days of service that the Outside Director provided in such quarter and the denominator of which will be the number of days in such quarter inclusive. All annual cash fees are vested upon payment. For purposes of clarity, the first quarterly installment of the annual retainers set forth below shall be paid for the first quarter that ends on or after the Effective Date, with the amount of such payment equal to the full quarterly installment, pro-rated as applicable based on the days of service that the Outside Director provided in such quarter.
1.Annual Board Member Service Retainer:
a.All Outside Directors: $87,500.
b.Outside Director serving as Lead Independent Director: $15,000 (in addition to above).
2.Annual Committee Member Service Retainer:
a.Member of the Audit Committee: $10,000.
b.Member of the Compensation Committee: $7,500.
c.Member of the Nominating and Corporate Governance Committee: $5,000.
3.Annual Committee Chair Service Retainer (in lieu of Annual Committee Member Service Retainer):
a.Chairperson of the Audit Committee: $20,000.
b.Chairperson of the Compensation Committee: $15,000.
c.Chairperson of the Nominating and Corporate Governance Committee: $10,000.
Equity Compensation
Equity awards will be granted under the Company’s 2021 Equity Incentive Plan or any successor equity incentive plan adopted by the Board and the stockholders of the Company (the “Plan”).

1.Annual RSU Grants. Without any further action of the Board, at the close of business on the date of each annual meeting of the Company’s stockholders (an “Annual Meeting”) beginning with the 2022 Annual Meeting, each continuing Outside Director shall be granted a restricted stock unit (“RSU”) award (“Annual RSU Award”) under the Plan covering shares (“Shares”) of the Company’s Common Stock (as defined in the Plan) having an RSU Value (as defined below) of $87,500 (a “Continuing Director Annual RSU Award”); provided that the number of Shares covered by each Continuing Director Annual RSU Award will be rounded down to the nearest whole Share. Each Continuing Director Annual RSU Award shall vest on the earlier of (i) the day before the next Annual Meeting or (ii) the one-year anniversary of the grant date, subject to the applicable Outside Director’s continued service as a member of the Board through such vesting date.
2.Elective RSU Award. Notwithstanding anything to the contrary herein, with respect to annual cash retainers to be earned for Board service after the 2022 Annual Meeting, an Outside Director may elect (in a form and upon the terms and conditions prescribed by the Company) to receive up to 100% of the annual cash retainers to be earned in respect of the applicable year of Board service in the form of an RSU Award (an “Elective RSU Award” and, together with any Annual RSU Award (an “RSU Award”)) under the Plan covering the number of Shares with an RSU Value equal to the annual cash retainer amounts subject to the election. Each Elective RSU Award shall be granted on the same date and subject to the same terms and conditions as the Annual RSU Award, as applicable, granted for the corresponding year of service except that the Elective RSU Award shall vest in quarterly installments in the same proportions as to which the annual cash retainers the award replaces would have been earned, subject to the applicable Outside Director’s continued service as a member of the Board and/or on a committee, as applicable, through each such vesting date.
3.Change in Control. All vesting is subject to the Outside Director’s continued service as a member of the Board through each applicable vesting date.  Notwithstanding the foregoing, if an Outside Director remains in continuous service as a member of the Board until immediately prior to the: (a) the Outside Director’s death, (b) the Outside Director’s “Disability” (as defined in the Plan) or (c) the closing of a “Change in Control” (as defined in the Plan) (each an “Acceleration Event”), any unvested portion of any RSU Award granted in consideration of such Outside Director’s service as a member of the Board shall vest in full immediately prior to, and contingent upon, the applicable Acceleration Event.
4.Calculation of RSU Value. The “RSU Value” of an RSU Award to be granted under this policy will equal the number of Shares subject to the restricted stock unit award multiplied by the closing price of a Share on the grant date, or if the grant date is not a trading day, the closing price of a Share on the trading day immediately prior to the grant date.
5.Discretionary Grants. In addition to the automatic grants described herein, the Board, in its sole discretion, may grant additional equity awards to certain Outside Directors for services to the Company that exceed the standard expectations of an Outside Director or for other circumstances determined appropriate by the Board, including, without limitation, an inducement for the Outside Director to remain on the Board or an initial grant for an individual to become an Outside Director.
6.Remaining Terms. The remaining terms and conditions of each RSU Award granted under this policy will be as set forth in the Plan and the Company’s standard form of RSU Award agreement, as amended from time to time by the Board or the Compensation Committee of the Board, as applicable.
7.Option Grants in Lieu of RSU Awards. To avoid adverse tax consequences in the case of Outside Directors who do not reside in the United States, at the sole discretion of the Board, any RSU Award to be granted under this policy may instead be granted in the form of a non-statutory stock option under the Plan (an “Option Award”) covering such number of Shares that result in such Option Award having an Option Value equal to the RSU Value of the RSU Award that such Option Award is intended to replace. The “Option Value” of an Option Award will equal its
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grant date value calculated in accordance with the Black-Scholes option valuation methodology. Each Option Award will have a term of ten years from the grant date and an exercise price per Share equal to the closing price of a Share on the grant date, or if the grant date is not a trading day, the closing price of a Share on the trading day immediately prior to the grant date. All other terms and conditions that apply to RSU Awards under this policy will apply to Option Awards.
Deferral of Cash Retainers and Equity Grants

Prior to a cash retainer being earned, upon election by an Outside Director in a form and within the timeframe prescribed by the Company, an Outside Director may elect to defer their cash retainer into fully-vested deferred stock units (“DSUs”) of the Company, which will be granted after such retainer is earned. DSUs are held as stock units, but are settled in Shares upon the earlier of: (1) the date chosen on the election form, and (2) the “separation from service” (as defined in Treasury Regulation Section 1.409A-3(a)(1)) of the Outside Director.

In addition, an Outside Director may elect in a form and within the timeframe prescribed by the Company to defer restricted stock units into DSUs with a settlement date that occurs at least three years after the restricted stock units have fully vested and up to the time the Outside Director has a “separation from service.”

All deferral elections to DSUs must comply with Section 409A of the Internal Revenue Code of 1986, as amended, the Treasury Regulations and other official guidance thereunder and applicable law.

Expenses
The Company will reimburse each Outside Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at, and participation in, Board and committee meetings, provided, that the Outside Director timely submits to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.
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